UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of earliest event reported: June 20, 2007

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 20, 2007, White Pine Hydro, LLC (White Pine) an indirect wholly-owned subsidiary of FPL Energy, LLC (FPL Energy) issued an aggregate of $575 million of limited-recourse senior secured notes in three separate series (I) $290 million of 6.31% Series A Notes due July 2017, (ii) $35 million of 6.61% Series B Notes due July 2027 and (iii) $250 million of 6.96% Series C Notes due July 2037. In addition, White Pine Hydro Portfolio, LLC (White Pine Portfolio), another indirect wholly-owned subsidiary of FPL Energy, issued $125 million of 7.26% limited-recourse senior secured notes maturing in July 2015. FPL Energy is an indirect wholly-owned subsidiary of FPL Group, Inc. Interest on each series of notes is payable semi-annually with principal due at maturity. Substantially all of the proceeds from these note issuances will be distributed to FPL Energy in return for a portion of the capital contributions that it made to certain of its direct and indirect subsidiaries for the investment by such subsidiaries in the acquisition of, and capital improvements made to, FPL Energy's hydroelectric power projects located primarily in Maine. The White Pine notes are secured by liens on the hydroelectric projects' assets and certain other assets of, and the ownership interest in, White Pine. The White Pine Portfolio notes are secured by certain assets of, and the ownership interest in, White Pine Portfolio. Each of the notes contain default provisions relating to failure to make required payments, certain events in bankruptcy and other covenants applicable to White Pine and White Pine Portfolio.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. (Registrant)
Date: June 20, 2007

K. MICHAEL DAVIS

K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)